EXHIBIT 10.1

JOINT DEVELOPMENT AGREEMENT
AMENDMENT

This agreement (the "Amendment") is entered into effective as of March 31, 2010 by and among WindGen Energy, Inc., formerly named InMedica Development Corporation, a Utah corporation ("WG"), Chi Lin Technology Co., LTD., a corporation organized and existing under the laws of the Republic of China ("CL"), MicroCor, Inc., a Utah corporation ("MC"), and Wescor, Inc., a Utah corporation ("WC").

WHEREAS, all of the parties hereto previously entered into a Joint Development Agreement dated September 7, 2004 (the "Agreement") for the purpose of developing technology known as "Hematocrit Technology" (as defined in the Agreement); and

WHEREAS, the parties to the Agreement wish to provide for the termination of the Agreement, as well as resolve other matters which have arisen since the execution of the Agreement;

NOW THEREFORE, the parties hereto agree as follows:

1.   Termination of Agreement. Upon execution of this Amendment, the parties hereto acknowledge and agree that the Agreement is hereby superseded and terminated and that all obligations of the parties there under have been fully performed, waived, fulfilled, satisfied or otherwise relieved, except Section 7 of the Agreement, which concerns all title to the Hematocrit Technology remaining in MC, and Section 8 of the Agreement shall remain in full force and effect. Likewise, all debts, monetary obligations and any security agreements between the parties hereto resulting from the Agreement or created between the parties hereto after the date of the Agreement are hereby terminated and canceled and all obligations of the parties to pay monies are deemed fully performed, waived, fulfilled, satisfied or otherwise relieved, except for monies owed by MC to WG for sums already advanced or to be advanced since January 1, 2009 for the maintenance of MC's patents.

2.   Transfer of MC Shares. Within fifteen (15) business days after the execution of this Amendment by all of the parties hereto, WG shall transfer to WC Two Hundred Thirty Thousand (230,000) shares of the 1,700,000 MC common stock owned by WG, so that after said transfer WG will own 1,470,000 shares of the outstanding common stock of MC, WC will own 1,105,000 shares of the outstanding common stock of MC, and CL will continue to own 425,000 shares of the outstanding common stock of MC.

3.   Future MC Revenue Share. All future revenues of MC shall be allocated among the parties as set forth in this Section 3 below. "Revenues" as used in this Amendment shall be defined as all monetary receipts of MC, except those new monies which are invested, from time to time, in MC: (i) to maintain its patents; (ii) for the further research and development of the Hematocrit Technology; or (iii) after the development of the Hematocrit Technology, for the marketing of the Hematocrit Technology and the management of the operations of MC.

a.    In the event MC is receiving Revenues only as royalties or licensing fees from the Hematocrit Technology and is not actively operating in the capacity of marketing and distribution of the Hematocrit Technology, all such Revenues of MC shall be distributed as follows, after provisions are made for all debts owing to MC creditors other than WG and MC's officers and directors appointed after January 1, 2009:

(i)            The first $150,000 of MC Revenues shall be paid to WC.

(ii)            Next, any sums owed to WG for advancements made to MC since January 1, 2009 for the maintenance of MC's patents shall be paid to WG.

(iii)           The next $150,000 of MC Revenues shall be paid 80% to WG ($120,000 total) and 20% to CL ($30,000 total) on a pro-rata basis.

(iv)   Finally, all remaining MC Revenues shall be paid out pro-rata to the MC shareholders based on the stock ownership in MC: specifically, upon the execution of this Amendment, 49.0% to WG, 36.8% to WC, and 14.2% to CL.

b.    In the event in the future MC becomes an active marketer and distributor of the Hematocrit Technology and needs operating capital out of proceeds from investment capital or its Revenues to effectively function as a marketer and distributor, all Revenues of MC shall be distributed as follows, after provisions are made for all debts owing to MC creditors other than WG and MC's officers and directors appointed after January 1, 2009:

(i)    Until WC receives $150,000, WC shall receive from MC the greater of:

A.    The sum equal to 20% of MC's Revenues each month; or

B.    MC's "Excess Working Reserve," as defined as the amount of MC Revenues during the month which cause the cash reserves of MC to exceed the amount of the MC Working Reserve. "MC Working Reserve" is defined as the amount of money determined by MC's management at the beginning of each calendar quarter as the working capital MC will need for its operation as a marketer and distributor during that quarter.

(ii)   Next, any Excess Working Reserve will be paid to WG for any sums owed to WG for advancements made to MC since January 1, 2009 for the maintenance of MC's patents.

(iii)          Further additional Excess Working Reserve, not to exceed a cumulative $150,000, as determined in Section 3b(1)B above, shall be paid on a pro-rata basis to WG and CL in a ratio of 80% to WG and 20% to CL.

4.   Appointment of New MC Directors. In the event, after December 31, 2010, it is determined that MC will become a marketer and distributor of the fully developed Hematocrit Technology as described in Section 3b, WG and WC shall each be permitted to appoint a director to MC's Board of Directors to be comprised of no more than 3 directors. A third Director may be elected by the MC Shareholders.

5.   Patent Maintenance. Through December 31, 2011, WG shall advance funds and be solely responsible to pay for any and all costs to maintain MC's patents. Thereafter, WG and MC shall mutually agree as to how and when MC shall pay for its continuing costs of patent maintenance.

6.   Return of Prototypes and Information.

a.    Upon MC's request, WC shall return to MC any and all prototypes of the device representing the development of MC's Hematocrit Technology in WC's possession.

b.    Upon MC's request, WC shall provide MC with copies of any and all information on the Hematocrit Technology in WC's possession, including, but not limited to, technical data, engineering reports, test reports, parts descriptions, technical drawings and schematics, bills of materials and results of clinical trials.

7.   WC as Consultant. WC shall, at no cost to MC, make its personnel with knowledge of the development of MC's present Hematocrit Technology available to answer questions of a third party developer or appraiser of the Hematocrit Technology in order for the third party developer or appraiser to understand the development history, documentation and operation of prototypes involving the Hematocrit Technology.

8.           Litigation and Arbitration. Any controversy or claim arising out of or relating to this Amendment, except for a request for injunctive relief, shall be settled by arbitration in the Salt Lake City metropolitan area in accordance with the then governing rules of the American Arbitration Association. The party to whom the arbitrator or arbitration panel makes an award shall be entitled to receive as part of the award the reasonable cost of its attorney fees and litigation expenses. Judgment upon the award rendered in the arbitration may be enforced in court described in Paragraph 10 below of this Amendment.

9.           Assignment. Rights and obligations of a party to this Amendment may not be assigned or transferred without the other parties' prior written consent thereto.

10.         Governing Law And Venue. This Amendment shall be governed by and interpreted in accordance with the laws of the State of Utah, United States of America. The parties hereby expressly agree that the proper venue for any injunctive claim or enforcement of an arbitration award pursuant to Section 8 above shall be the Utah state court for Salt Lake City and the each party upon execution of this Amendment consents to the service of process from such court.

11.         Modification. No modification or amendment of this Amendment shall be valid unless it is in writing and signed by all parties hereto.

12.         Complete Agreement. This Amendment constitutes the entire agreement between the parties and supersedes all prior agreements and understandings; except that Sections 7 and 8 of the Agreement shall remain in full force and effect.

13.         Waiver. The waiver by any party of a breach of any term of this Amendment shall not operate as, or be construed as, a waiver of any subsequent breach.

14.         Headings. The headings in this Amendment are inserted for convenience only and shall not be considered in interpreting the provisions hereof.

15.         Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF,  the parties have executed this Amendment to the Agreement, effective as of March 31, 2010.

WINDGEN ENERGY, INC.

Date: April 14, 2010	By:	/s/ Ronald Conquest
Name: Ronald Conquest Title: Chairman/CEO

CHI LIN TECHNOLOGY CO., LTD.

Date: June 24, 2010	By:	/s/ Yeou-Geng, Hsu
Name: Yeou-Geng, Hsu Title: President

MICROCOR, INC.

Date: April 15, 2010	By:	/s/ Larry E. Clark
Name: Larry Clark Title: Chairman

WESCOR, INC.

Date: April 13, 2010	By:	/s/ Dennis Briscoe
Name: Dennis Briscoe Title: President, Wescor Division